EQUIPMENT LEASING AGREEMENT RENEWAL

This Agreement is made and effective September 2nd, 2015 (“Effective Date”),

Between:

3449793 Canada Inc., a corporation organized and existing under the laws of the Province of Quebec, with its head office located at 3435, Pitfield Boulevard, Montreal (Quebec), H4S 1H7, duly represented by Elio Sorella, President

(Hereinafter the “Lessor”)

And:

Ecolomondo Corporation Inc., a corporation organized and existing under the laws of the Province of Quebec, with its head office located at 3435, Pitfield Boulevard, Montreal (Quebec), H4S 1H7, duly represented by Elio Sorella, President

(Hereinafter the “Lessee”)

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in the original EQUIPMENT LEASE AGREEMENT (the “original lease”), the parties hereto agree as follows:

1.

The original lease was for a 2009 Merlo loader model P40.7, s/n B9149879, including parts and accessories, from Sept. 2, 2009 to Sept. 1, 2014, for a net monthly rent of C$2,521.02, plus applicable taxes, for a total monthly rent of C$2,845.60.

2.	Lessor and Lessee recognize the validity of the original lease between them.

3.	Lessor and Lessee have renewed the original lease for one year, for Sept. 2, 2014 to Sept. 1, 2015, for the same rent, with the same conditions and covenants of the original lease.

4.	Lessor and Lessee agree to renew again the original lease for two years, for Sept. 2, 2015 to Sept. 1, 2017, for the same rent, with the same conditions and covenants of the original lease.

5.	The parties hereto have expressly agreed that this Agreement be drafted in English; les parties aux présentes ont expressément convenu que la présente entente soit rédigée en anglais.

IN WITNESS THEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Eliot Sorella	Eliot Sorella
3449793 Canada Inc., President & CEO	Ecolomondo Corporation Inc., President & CEO